EXHIBIT 99.1

News
For Immediate Release
4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES FINAL RESULTS OF TENDER OFFER

STAMFORD, CT, February 8, 2013 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for shelf-stable food and other consumer goods products, today announced the final results of its “modified Dutch auction” tender offer, which expired at 5:00 p.m., New York time, on Tuesday, February 5, 2013.  Silgan has accepted for purchase 5,524,861 shares of its common stock at a price of $45.25 per share, for a total purchase price of approximately $250 million.  The final proration factor for the offer is approximately 64.5 percent.  Payment for the shares accepted for purchase, and return of all other shares tendered and not accepted for purchase, will be made promptly by Computershare Shareowner Services LLC, the depositary for the tender offer.

Citigroup served as the dealer manager for the tender offer.  Computershare Shareowner Services LLC served as the depositary for the tender offer.  Georgeson Inc. served as the information agent for the tender offer.  Stockholders and investors who have questions or need information about the tender offer may contact Georgeson Inc. at (866) 296-5716.

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Silgan Holdings is a leading supplier of rigid packaging for shelf-stable food and other consumer goods products with annual net sales of approximately $3.6 billion in 2012.  Silgan operates 81 manufacturing facilities in North and South America, Europe and Asia.  Silgan is a leading supplier of metal containers in North America and Europe, and a leading worldwide supplier of metal, composite and plastic vacuum

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SILGAN HOLDINGS
February 8, 2013

closures for food and beverage products.  In addition, Silgan is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2011 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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